Exhibit 99.1

eMagin Announces First Quarter 2013  Financial Results

Reports Record Product Revenues

 Total Revenues Increase 39 Percent Over First Quarter 2012

BELLEVUE, Wash. - May 9, 2013 - eMagin Corporation (NYSE MKT: EMAN), the leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced financial results for the first quarter ended March 31, 2013.

“Demand for our products from domestic and international customers remains strong across our market segments and interest in our new Digital SVGA, XGA, VGA displays and high brightness OLED technology is expanding rapidly,” stated Andrew G. Sculley, President and CEO. “With industry leading AMOLED microdisplay technology and increasing domestic and international markets, we believe we are well-positioned for continued growth.”

Mr. Sculley continued, “During the first quarter, we continued to operate both the Satella deposition tool and the new SNU deposition tool. We will continue to operate both OLED deposition tools while we optimize the new SNU tool and bring it to its full capabilities through additional process and procedural enhancements that will improve volume and yield. The new SNU tool is a unique and highly complex system and, like any one-of-a-kind system of such complexity, it requires many hours of operation to identify and fine-tune sub-systems or processes to achieve optimum output specifications. Even as we are optimizing the new tool, we are making other manufacturing improvements, including the purchase of other new tools needed for higher volume production and installation of the MES system, a software platform to enable product traceability and precise manufacturing controls, which will be essential as we ramp up volume production.”

Quarterly Results

Revenues for the first quarter rose 39 percent to $8.5 million versus $6.1 million for the first quarter of 2012. The growth in revenues is primarily attributable to increased display sales, which were higher in the first quarter than any other quarter in our history, and an increase in average selling price due to the mix of products sold.

Gross margin for the first quarter was 44 percent on gross profit of $3.8 million compared to a gross margin of 44 percent on gross profit of $2.7 million in the same quarter last year. The cost per display increased from the prior year due to higher manufacturing costs associated with the new SNU OLED deposition tool. It is expected that the cost will decrease as the new tool is further optimized.

Operating expenses for the first quarter of 2013 were $3.4 million, unchanged versus the prior year period. Operating expenses are comprised of R&D expenses and selling, general and administrative (SG&A) expenses. R&D expense increased 4.4 percent versus the year-ago quarter to 14 percent of revenues in the first quarter of 2013 from 18.7 percent of revenues in the year-ago quarter. SG&A expense, which was essentially flat year-over-year, decreased to 26.3 percent of revenue this year versus 37 percent in the year-ago quarter.

Net income for the first quarter of 2013 was $205,000 or $0.01 per diluted share versus a net loss of $452,000 or $(0.02) per diluted share for the first quarter of 2012. Adjusted EBITDA for the first quarter increased to $1.2 million versus $44,000 for the year-ago quarter.

At March 31, 2013, the Company had approximately $14.4 million of cash, cash equivalents, and investments in certificates of deposit and corporate bonds, compared to $13.4 million at December 31, 2012.

Recent Corporate Highlights

●	eMagin’s WUXGA display was demonstrated to potential customers at the National Association of Broadcasters show in early April in a new HD Electronic View Finder.

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eMagin’s customer, ITT Exelis Geospatial Systems, was awarded the next program in the Display Beam Combiner Assembly (DBCA) for the Spiral Enhanced Night Vision Goggle (SENVG) program for the U.S. Army. Deliveries are on schedule and eMagin expects an additional award in the coming months. The Company expects to continue producing the DBCA into 2014 under terms of its sub-contract agreement, which has a total value of $3.6 million

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eMagin continues to see a significant increase in demand from both military and commercial customers for the VGA OLED-XL, which was released in early 2011. The Company is in the final stages of completing an agreement with a new customer for a significant amount of revenue for a military program. Shipments began in the first quarter of 2013.

●	Continued deliveries to BAE Systems Oasys Technology for the U.S. Army Thermal Weapon Sight Remote Viewer.

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R&D contract work continues and good progress is being made on Phase II of the Navair program to complete a 2,000 by 2,000 pixel, very high brightness monochrome and color microdisplays for the US Navy. This display is particularly well suited for military avionics and there is interest in head-mounted displays for both helicopter and fixed wing aircraft. This work could potentially open new doors in commercial and consumer areas.

●	Successfully delivered on both contracts for the ENVG II program, which will continue through mid-2013. Additional orders are expected for the second half of 2013 through 2014.

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The new DSVGA is in qualification and expected to be released for production in June. This display is twice as efficient as our current flagship SVGA product. Customers are already developing new applications that will take advantage of the DSVGA’s features, including improvements embodied in the Company’s SXGA and WUXGA OLED microdisplays, while adding a digital interface for improved contrast and pixel-to-pixel uniformity. Early samples have been sent to key customers.

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Good progress has been made on the viewfinder application of our new XGA product with a large camera manufacturer. The XGA will allow us to enter the camera market with an effective, efficient display that meets requirements, yet is more economical to produce due to its smaller size. The color gamut has been improved to very competitive levels and work on further improvement continues. First shipments are expected in late 2013 or early 2014.

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eMagin has installed Eyelit’s MES system software platform to enable product traceability and precise manufacturing controls for the Company’s complex processes that combine semiconductor and display technologies for its microdisplay business. The Company should see benefits from the software beginning in the second quarter of 2013.

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eMagin is continuing its work on direct patterning, which, when complete, will result in displays with no color filters that are four to five times more efficient and can be much brighter than microdisplays using the Company’s current color filter technology. This will enable the Company to better meet the needs of customers who have very high brightness requirements.

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eMagin has recently developed a new class of displays that are capable of higher luminance, lower operating voltage and lesser power consumption than the existing OLED-XL displays. These displays, called OLED-XLS, are currently available as engineering samples and are expected to be fully qualified by the fourth quarter of 2013. Compared to our XL technology, the XLS will run at four times the brightness, or the display can be run at the same brightness with half the power consumption.

Outlook

Based on current and expected market conditions, expected orders, and current backlog, eMagin affirms its 2013 revenue guidance range of $34 million to $39 million.

Conference Call Information

Full results will be published in the Company's 10-Q report for the first quarter ended March 31, 2013, expected to be filed today, May 9, and will also be available via the Company’s website, www.emagin.com. A conference call and live webcast will begin today at 4:30 p.m. ET. An archive of the webcast will be available one hour after the live call through June 10, 2013. To access the live Webcast or archive, please visit the Company's website at ir.emagin.com or www.earnings.com.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and  mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

Contact:

Investors: Paul Campbell, 425-284-5220, pcampbell@emagin.com

[TABLES FOLLOW]

eMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2013 (unaudited)	December 31, 2012

ASSETS

Current assets:
Cash and cash equivalents	$5,632	$4,385
Investments	8,760	8,520
Accounts receivable, net	5,625	5,154
Inventories, net	3,144	3,223
Prepaid expenses and other current assets	808	653
Total current assets	23,969	21,935
Long-term investments	—	500
Equipment, furniture and leasehold improvements, net	8,046	8,099
Other assets	123	124
Deferred tax asset	8,881	8,881
Total assets	$41,019	$39,539

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,152	$955
Accrued expenses	3,064	2,548
Other current liabilities	328	409
Total current liabilities	4,544	3,912

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of March 31, 2013 and December 31, 2012	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 23,687,196 shares as of March 31, 2013 and 23,674,541 as of December 31, 2012	24	24
Additional paid-in capital	224,218	223,575
Accumulated deficit	(187,304)	(187,509)
Treasury stock, 150,000 shares as of March 31, 2013 and December 31, 2012	(463)	(463)
Total shareholders’ equity	36,475	35,627
Total liabilities and shareholders’ equity	$41,019	$39,539

 eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue:

Product	$8,129	$5,830
Contract	374	307
Total revenue, net	8,503	6,137

Cost of goods sold:

Product	4,537	3,302
Contract	215	154
Total cost of goods sold	4,752	3,456

Gross profit	3,751	2,681

Operating expenses:

Research and development	1,190	1,140
Selling, general and administrative	2,239	2,263
Total operating expenses	3,429	3,403

Income from operations	322	(722)

Other income (expense):
Interest expense, net	(11)	(3)
Other income, net	14	7
Total other income (expense), net	3	4
Income before provision for income taxes	325	(718
Provision for (benefit from) income taxes	120	(266)

Net income (loss)	$205	$(452)
Less net income allocated to participating securities	50	—
Net income allocated to common shares	$155	$(452)

Income (loss) share, basic	$0.01	$(0.02)
Income (loss) per share, diluted	$0.01	$(0.02)

Weighted average number of shares outstanding:

Basic	23,527,072	23,507,172
Diluted	25,332,976	23,507,172

Non-GAAP Information (unaudited)
	Three Months Ended March 31,
	2013	2012

Net income (loss)	$205	$(452)
Severance	—	(47)
Adjusted net income (loss)	205	(499)
Non-cash compensation	619	749
Depreciation and amortization expense	204	57
Interest expense	11	3
Provision for (benefit from) income taxes	120	(266)
Adjusted EBITDA	$1,159	$44